Exhibit 10.3

Memorandum of Terms of Agreement

1.             In September 2009, Whitney Information Network, Inc. (now known as and referred to herein as “Tigrent”), WIN CR II Trust, and their respective affiliates, successors and assigns and Russell W. Whitney, on the one hand, and M. Barry Strudwick (“Strudwick”), Susan Weiss and Carl Weiss, on the other hand (Strudwick and Susan and Carl Weiss are collectively referred to herein as the “Strudwick Parties”), reached a global settlement (the “Settlement”).  On September 17, 2009, the Settlement was entered on the record in the United States District Court for the Eastern District of New York, case number 06-6569, and was approved by the Court in an Order entered on November 10, 2009.  Terms that are capitalized herein and not otherwise defined herein shall be given the meaning ascribed to them in the Memorandum of Terms of Settlement executed by respective counsel for the parties.

2.             Pursuant to the terms of the Settlement, Tigrent agreed, among other things, to provide a series of payments to the Strudwick Parties under two promissory notes, and to provide certain collateral, including Tigrent’s interest in real property known as Tranquility Bay in Lee County, Florida.

3.             Payments were due pursuant to both promissory notes on July 15, 2010.  On July 13, 2010, Tigrent advised the Strudwick Parties that it would not be making the payments due on July 15, 2010.  On July 15, 2010, Tigrent in fact failed to make the payments.  On July 16, 2010, the Strudwick Parties issued a notice of default for failure to comply with the Settlement.

4.             On July 30, 2010, Tigrent made a partial payment of $50,000 in exchange for the Strudwick Parties agreement to forbear from taking any enforcement action with respect to the Settlement until August 13, 2010.  Since then, the parties have engaged in additional discussions and negotiations concerning continued forbearance, future payments, and transfer of collateral.

5.             In consideration of the mutual promises contained herein, Tigrent and the Strudwick Parties agree as follows:

A.            On or before Friday, October 6, 2010, Tigrent shall execute a quitclaim deed (the “Deed”) transferring Tranquility Bay in Lee County, Florida to Tranquility Bay Pine Island , LLC, a Florida limited liability company of the Strudwick Parties.

B.            Within 14 days of its execution, Tigrent shall record the Deed in the land records of Lee County, Florida.  Tigrent shall be responsible for all costs, fees, and expenses arising from or related to the Deed’s recording.

C.            Upon the Deed’s recording, Tigrent shall receive a credit of $300,000 as if a payment was made on the date of recording toward the installments due and next coming due under the First Note and Second Notes under the terms of the Settlement.

D.            The Strudwick Parties agree to continue their forbearance from taking any enforcement action with respect Tigrent’s failure to make payments pursuant to the Settlement and the related promissory notes until February 15, 2011.

E.             Tigrent shall indemnify, defend and hold harmless the Strudwick Parties and Tranquility Bay Pine Island, LLC, against any and all claims brought against the Strudwick Parties or Tranquility Bay Pine Island, LLC by Gulf Gateway Enterprises, LLC, Dunlap Enterprises, LLC, Drevid, LLC, or any of their respective members, successors, and assigns, to the extent any such claims arise from or are related in any way to the Tranquility Bay property, the Deed, or this Agreement.  This indemnification shall include the Strudwick Parties attorneys’ fees arising from any such claims, and Tigrent agrees to pay such attorneys’ fees as incurred.

F.             Tigrent agrees that by the Strudwick Parties entering into this agreement and their continuing forbearance of taking enforcement action with respect to the payment defaults under the Settlement, the Strudwick Parties are not waiving any rights, including their right to enforce the Settlement.

G.            Nothing in this Agreement modifies or in any way supersedes the Settlement or any portion thereof.

H.            Within 14 days of the parties signing this Agreement, Tigrent shall pay the Strudwick Parties’ reasonable attorneys fees arising from or related to the payment defaults under the Settlement, including but not limited to fees incurred in negotiations related to the payment defaults, drafting of pleadings to enforce the Settlement, and drafting of this Agreement.

/s/ James E. May		/s/ M. Barry Srudwick
M. Barry Strudwick
By:	James E. May	Date:	September 29, 2010
on behalf of Tigrent Inc.
Date:	10/6/10

/s/ Susan Weiss		/s/ Carl Weiss
Susan Weis		Carl Weiss
Date:	10/7/10	Date:	10/7/10